Exhibit 1.3

(Translation)

REGULATIONS OF THE BOARD OF DIRECTORS

OF

NOMURA HOLDINGS, INC.

(Nomura Horudingusu Kabushiki Kaisha)

Article 1. (Purpose)

1. Pursuant to the “Regulations of the Organization”, these Regulations of the Board of Directors (the “Regulations”) shall provide for necessary matters with respect to the operation of the Board of Directors.

2. All matters concerning the Board of Directors shall, except as otherwise provided for by laws or ordinances or by the Articles of Incorporation, be governed by the provisions of these Regulations.

Article 2. (Constitution)

The Board of Directors shall consist of all Directors of the Company.

Article 3. (Holding of Meetings)

Meetings of the Board of Directors shall be held not less frequently than quarterly.

Article 4. (Place of Holding of Meetings)

Meetings of the Board of Directors shall be held at the head office of the Company; provided, however, that, if necessary, the meetings may be held at any other place or by telephone or other means at two or more places.

Article 5. (Convocation of Meetings)

1. A Director designated by the Board of Directors shall convene a meeting of the Board of Directors unless otherwise provided for by laws or ordinances. However, when such Director is unable so to act, one of the other Directors shall take his place in accordance with the order of priority predetermined by a resolution of the Board of Directors.

2. Directors may, if necessary, request the convocation of or convene a meeting of the Board of Directors, in accordance with laws or ordinances.

3. Any Director who is a member of the Nomination Committee, the Audit Committee or the Compensation Committee and appointed by such committee may convene a meeting of the Board of Directors.

4. Executive Officers may, if necessary, request the convocation of or convene a meeting of the Board of Directors, in accordance with laws or ordinances.

Article 6. (Convocation Notices)

1. Notice of a meeting of the Board of Directors shall be given to each Director at least two (2) days prior to the date set for such meeting.

2. With the consent of all Directors, a meeting of the Board of Directors may be held without following the convocation procedure provided for in the foregoing paragraph.

Article 7. (Agenda)

The agenda of a meeting of the Board of Directors shall be notified in advance to each Director; provided, however, that in an unavoidable case, the foregoing shall not be applied.

Article 8. (Chairman of Meetings)

A Director designated by the Board of Directors shall act as chairman of meetings of the Board of Directors. However, when such Director is unable so to act, one of the other Directors shall take his place in accordance with the order of priority predetermined by a resolution of the Board of Directors.

Article 9. (Resolutions)

1. The resolution of a meeting of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors present which Directors present shall constitute a majority of all Directors then in office who are entitled to participate in the voting.

2. No director who has a special interest in any matter requiring a resolution shall be entitled to participate in the voting on such matter.

3. In case Directors make a proposition with regard to any of the matters set forth in the following Article and all Directors entitled to participate in the voting on such proposition indicate their intention of consent thereto in writing or in electronic records, a resolution for adopting the proposition by the Board of Directors shall be deemed to have been carried.

Article 10. (Matters Requiring Resolutions)

The following matters shall be referred to meetings of the Board of Directors:

(1)	Matters concerning meetings of shareholders:

a.	Convocation of meetings of shareholders; and

b.	Determination of the agenda (excluding the agenda concerning the election and removal of Directors and the accounting auditors and the non-retention of the accounting auditors) to be submitted to meetings of shareholders.

(2)	Matters concerning officers:

a.	Appointment and removal of the Chairman of the Board of Directors;

b.	Appointment and removal of the Directors to constitute each of the Nomination Committee, the Audit Committee and the Compensation Committee;

c.	Appointment and removal of the Chairman of each of the Nomination Committee, the Audit Committee and the Compensation Committee;

d.	Election and removal of Executive Officers;

e.	Appointment and removal of representative executive officers;

f.	Appointment and removal of the titled Executive Officers;

g.	Appointment, removal and delegate of the Group CEO, Group COO, Group Co-COO and the Chief Financial Officer (CFO);

h.	Determination of matters concerning allocation of functions of Executive Officers, relationships of their directions, other relationships between or among the Executive Officers and the delegation of Executive Officers in employees’ positions;

i.	Appointment of a person authorized to convene and chair meetings of shareholders;

j.	Appointment of a person authorized to convene and chair meetings of the Board of Directors;

k.	Approval of a Director’s or Executive Officer’s engaging in a competitive transaction;

l.	Approval of transactions with the Company by Directors or Executive Officers involving conflicts of interest; and

m.	Appointment of information recipients of the Compliance Hotline.

(3)	Matters concerning Nomura Group:

a.	Planning of the fundamental management policy of Nomura Group;

b.	Appointment of Division Heads

c.	Appointment of Business Division Heads, Business Line Heads, Business Infrastructure Division Heads, Regional Heads, and Internal Audit Head, however, if a person other than Executive Officer is appointed; the foregoing shall not be applied.

(4)	Establishment, amendment and abolition of important regulations:

a.	Regulations of the Organization (excluding amendments concerning “Chapter V Organization and Allocation of Duties”, “Chapter VI Employees and Lines of Authority” and the annex “Organization Chart”);

b.	Regulations of the Board of Directors;

c.	Regulations of the Nomination Committee;

d.	Regulations of the Audit Committee;

e.	Regulations of the Compensation Committee;

f.	Regulations of the Executive Management Board;

g.	Regulations of the Internal Controls Committee;

h.	Regulations of the Requests for Decisions (excluding amendments concerning the drafter in the annex);

i.	Share Handling Regulations

j.	Code of Ethics; and

k.	Regulations of the Review Meeting by Outside Directors.

(5)	Matters concerning shares and financing:

a.	Determination of a share registrar;

b.	Approval of financial statements, business reports and their annex specifications;

c.	Determination of the surplus policy and its distribution; and

d.	Approval of disclosure for financial statements, etc.

(6)	Matters prescribed by laws or ordinances as frameworks to secure proper operations.

(7)	Corporate Governance Guidelines

(8)	Any other matters prescribed by laws or ordinances to be determined by the Board of Directors.

2. Determination of the execution of business, except for matters set forth in the preceding paragraph, shall be delegated to the Executive Officers.

Article 11. (Matters to be Reported)

1. Each member appointed by the Nomination Committee, the Audit Committee or the Compensation Committee shall report to the Board of Directors on the status of execution of the function in such committee without delay.

2. Executive Officers shall report to the Board of Directors the status of execution of business of the Company not less frequently than quarterly.

3. Directors or Executive Officers who engaged in a competitive transaction or who had a transaction with the Company involving a conflict of interest must report, without delay, the important facts with respect thereto at a meeting of the Board of Directors.

Article 12. (Attendance of Persons Other Than Directors)

1. The Board of Directors may ask persons other than Directors to attend a meeting of the Board of Directors, to report on the relevant matters and to express their opinions thereat whenever necessary.

2. The Executive Officers, Senior Managing Directors or employees attending a meeting of the Board of Directors pursuant to the foregoing paragraph shall explain to the Board of Directors matters demanded by the Board of Directors.

Article 13. (Minutes of Meetings)

1. The substance of proceedings at a meeting of the Board of Directors, the results thereof and other matters prescribed by laws or ordinances shall be recorded in minutes (including electronic records; the same applies hereinafter) of the meeting, and the Directors present shall affix their signatures or their names and seals (including electronic signatures; the same applies hereinafter) thereto.

2. In case a resolution by the Board of Directors shall be deemed to have been carried pursuant to the provision of Article 9, Paragraph 3, the particulars of the proposition and other matters prescribed by laws or ordinances shall be recorded in minutes, and all the Directors shall affix their signatures or their names and seals thereto.

3. The minutes of a meeting of the Board of Directors shall be kept at the head office of the Company for ten (10) years from the day on which the meeting was held.

4. The minutes of meetings of the Board of Directors shall not be offered to perusal or permitted to be reproduced, except to the shareholders or creditors who have complied with formalities prescribed by laws or ordinances.

Article 14. (Notices to Absent Directors)

Resolutions made at a meeting of the Board of Directors shall be notified to Directors who were absent from such meeting.

Article 15. (Omission of Reports to the Board of Directors)

1. Notwithstanding the provisions of these Regulations, if any matter prescribed by laws or ordinances or these Regulations to be reported to the Board of Directors (excluding any report on the status of execution of business of the Company that shall be given by Executive Officers to the Board of Directors not less frequently than quarterly) is notified to all the Directors, such matter shall not be required to be reported at a meeting of the Board of Directors.

2. In the case of the foregoing paragraph, the substance of the matter not required to be reported at a meeting of the Board of Directors and other matters prescribed by laws or ordinances shall be recorded in minutes, and all the Directors shall affix their signatures or their names and seals thereto.

Supplementary Provision

These Regulations shall come into force as from October 1, 2001.

Dates of Amendments

May 1, 2002	April 1, 2003	June 26, 2003
August 1, 2003	April 1, 2004	April 28, 2004
April 1, 2005	October 1, 2005	April 1, 2006
May 1, 2006	June 28, 2006	April 1, 2007
May 15, 2007	April 1, 2008	October 1, 2008
October 28, 2008	June 25, 2009	April 1, 2010
June 28, 2011	September 30, 2015	April 1, 2016
April 1, 2018